Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: April 1, 2026

Original Principal Amount: $4,040,000

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE is a duly authorized and validly issued Senior Secured Convertible Promissory Note (the “Note”) of Abundia Global Impact Group, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1300 Post Oak Blvd., Suite 1305, Houston, Texas 77056, and to be issued pursuant to that certain Membership Interest Purchase Agreement between the Company and Abundia Financial, LLC, a Delaware limited liability company (“Abundia”), dated as of April 1, 2026, as amended from time to time (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

FOR VALUE RECEIVED, the Company promises to pay to Abundia, or its registered assigns (the “Holder”) the principal sum of $4,040,000 on the fourteen-month anniversary of the Closing (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note on and after the Original Issue Date in accordance with the provisions hereof. This Note is subject to the following additional provisions:

1. Conversion.

(a) Optional Conversion. At any time after the Maturity Date the Holder may convert (the “Optional Conversion”) the entire outstanding principal amount of this Note and any accrued but unpaid interest thereon (the “Note Balance”) into shares common stock of the Company, par value $0.001 per share (the “Common Stock”) at a conversion price equaling to 80% of the average of the VWAPs during the three (3) consecutive Trading Days ending on the Trading Day that is immediately prior to the Conversion Date, subject to a floor price of $0.29 per share (the “Conversion Price”). Such Optional Conversion shall be affected by the provision of written notice, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), by the Holder to the Company (such date, the “Optional Conversion Date”).

i.	“Trading Day” means a day on which the principal Trading Market is open for trading.

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ii.	“Trading Market” means any of the following markets or exchanges on which the shares of Common Stock will, in accordance with the terms hereof, be listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; or the New York Stock Exchange (or any successors to any of the foregoing).
iii.	“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(b) [Reserved].

(c) [Reserved].

(d) Interest. The Company shall pay interest (computed on the basis of a 365-day year for the actual number of days elapsed) accruing from the Original Issue Date on the unpaid balance of such principal amount no less frequently than quarterly per calendar quarter outstanding at the rate of ten percent (10%) per annum, compounded annually, until paid in full or converted as provided herein. The payment of the accrued interest shall occur on the last Business Day of each calendar quarter.

(e) Fractional Shares. No fractional shares of capital stock of the Company shall be issued upon conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(f) Mechanics of Conversion.

(i) The date of conversion of this Note (the “Conversion Date”), as applicable, shall be the Optional Conversion Date if this Note is converted pursuant to Section 1(a). On or before the Conversion Date, the Holder shall surrender this Note for conversion at the place designated in any applicable Notice of Conversion or to the Company if not so designated. In connection with surrendering this Note, the Holder shall deliver a Notice of Conversion which shall state the Holder’s name or the names of its nominees in which such holder wishes the certificate for shares of Common Stock to be issued. If required by the Company, the Note surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of surrender, in form satisfactory to the Company, duly executed by the Holder or its attorney duly authorized in writing. The Company shall, as soon as practicable after the Conversion Date, issue and deliver to the Holder, or to its nominees, a certificate for the number of shares of Common Stock, or, if such shares are uncertificated, register such shares in book-entry form, to which the Holder shall be entitled, together with cash in lieu of any fraction of a share. In connection with the conversion of this Note, the Holder shall execute and deliver to the Company any documentation reasonably required by the Company. The Company shall not be required to issue or deliver the capital stock into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company any such documentation.

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(ii) Upon any conversion of this Note, no adjustments to the conversion price shall be made for any declared or accrued but unpaid dividends on the capital stock delivered upon conversion.

(iii) Immediately upon the Conversion Date, this Note shall no longer be deemed to be outstanding and all rights of the Holder with respect to this Note shall immediately cease and terminate, except only the right of the Holder to receive the shares of Company capital stock to which it is entitled as a result of the conversion on the Conversion Date and/or the payment of cash, as applicable.

(iv) The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Company capital stock in a name other than that of the Holder, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(g) Certain Adjustments.

(i) If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, the Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 1(g) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii) During such time as this Note is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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(h) Holder’s Conversion Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 1(h), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 1(h) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(h), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission (the “SEC”), as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(h) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(i) Stockholder Approval. Notwithstanding anything herein to the contrary, if the Company has not obtained stockholder approval, then the Company may not issue, upon conversion of this Note, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date in connection with the conversion of any Notes issued pursuant to the Purchase Agreement, would exceed 4.99% of the issued and outstanding Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) on the day that is immediately prior to the signing of the Purchase Agreement. Once the Company obtains such stockholder approval, the Company can issue, upon conversion of the Note, a number of shares of Common Stock which exceeds 4.99% of the issued and outstanding Common Stock on the day that is immediately prior to the signing of the Purchase Agreement.

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2. Transfer Restrictions.

(a) This Note and the shares of Common Stock, into which the Note may be converted (the “Underlying Shares”, and together with the Note, the “Securities”) may only be transferred in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement (the “Registration Statement”) or Rule 144, to the Company or to an affiliate of the Holder, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of the Holder under this Agreement.

(b) The Holder agrees to the imprinting, so long as is required by this Section 2, of a legend on any of the Securities in the following form:

“THE ISSUE AND SALE OF THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c) Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 2(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) if such Underlying Shares are eligible for sale under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the transfer agent or the Holder promptly if required by the transfer agent to effect the removal of the legend hereunder, or if requested by the Holder (if any of the foregoing conditions are satisfied), respectively. If all or any portion of a Note is converted at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) then such Underlying Shares shall be issued free of all legends. The Company agrees that at such time as such legend is no longer required under this Section 2(c), it will, no later than two (2) Trading Days (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends or, if such shares are uncertificated, register such shares in book-entry form. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

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(d) The Holder agrees with the Company that the Holder will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 2 is predicated upon the Company’s reliance upon this understanding.

3. Default. This Note and all amounts due hereunder shall become immediately due and payable in cash without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) default in the payment when due of any principal or interest under this Note;

(b) the institution against the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing;

(c) the institution by the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company of an assignment for the benefit of creditors; or

(d) there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s business for a continuous period of twenty (20) days or it ceases to operate as going concern.

Upon the occurrence of an Event of Default under this Note and during the continuation thereof, the Holder may, if permitted by applicable law, do one or both of the following: (a) increase the rate of interest on the aggregate outstanding principal balance and any other amounts then owing by Company to Holder to fifteen percent (15%) per annum, compounded annually, until paid in full; and (b) add any unpaid accrued interest to principal, and such sum shall bear interest therefrom until paid in full at fifteen percent (15%) per annum, compounded annually. In the event any rate(s) in this Note exceed the maximum rate permitted by applicable law, such rate(s) shall be reduced to comply with applicable law.

In addition, upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the laws as from time to time in effect in the State of Delaware or afforded by other applicable law.

4. Prepayment. The Company may prepay this Note in whole or in part at any time. All accrued and unpaid interest on this Note shall be paid at the time of such prepayment.

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5. No Rights as Stockholder. Nothing contained in this Note shall be construed as conferring upon the Holder or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as a stockholder of the Company, unless and to the extent the Note has been converted into shares of Common Stock.

6. General.

(a) Reservation of Stock. Upon any conversion of this Note, the Company will take all corporate action as may be necessary to increase its authorized but unissued shares of Common Stock, to such number of shares as shall be sufficient to effect the conversion of this Note, including, without limitation, using commercially reasonable efforts to obtain the requisite board and stockholder approval of any necessary amendment to the Company’s certificate of incorporation.

(b) Secured Obligation. The obligations of the Company under this Note are secured by all assets of the RPD Technologies America, LLC, a Delaware limited liability company (“RPD”), pursuant to the Security Agreement, dated the date hereof by and among the Company, RPD and Abundia.

(c) Successors and Assigns. This Note, and the obligations and rights hereunder, shall be binding upon and inure to the benefit of, as applicable, the Company, the Holder, and their respective heirs, successors and permitted assigns. This Note may be assigned by the Holder to any Affiliate of the Holder without the consent of the Company. Any other assignment by the Holder will require prior written consent of the Company, which shall not to be unreasonably withheld, conditioned or delayed.

(d) Amendments; Waivers. No provision in this Note may be modified, amended or waived (either generally or in a particular instance and either retroactively or prospectively) unless it is in a writing signed by the Company and the Holder.

(e) Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

(f) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Notwithstanding any other provision of this Note, the Company shall not be required to pay any interest or other amounts, fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

(g) Notices. All notices, requests, consents and demands shall be made in writing to the Company or to the Holder of this Note at their respective addresses set forth in the Purchase Agreement or to such other address as provided therein. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (iv) if sent by registered or certified mail, on the fifth day following the day such mailing is made.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first above written by the duly authorized representative of the Company.

ABUNDIA GLOBAL IMPACT GROUP, INC.

By:	/s/ Edward Gillespie
Name:	Edward Gillespie
Title:	Chief Executive Officer